SETTLEMENT AGREEMENT

         This Settlement Agreement (the "Agreement") is by and between GK Intelligent Systems, Inc, a Delaware corporation ("GKIS") and Brewer & Pritchard, P. C. ("Brewer & Pritchard"), and shall become effective when executed by all parties hereto. Additionally, GKIS and Brewer & Pritchard may be referred to collectively as the "Parties" or in the singular "Party."

                                    RECITALS

     A. Whereas, Brewer & Pritchard was previously legal counsel to GKIS and has outstanding balance of sixty nine thousand dollars ($69,000) for services provided to GKIS.

     B. Whereas, Brewer & Pritchard has agreed to accept as full and complete satisfaction of the outstanding fees due, thirty three thousand (33,000) shares of common stock of GKIS, registered on Form S-8.

                                    AGREEMENT

     In consideration of the mutual promises and covenants undertaken by the Parties and other good and valuable considerations, the receipt, sufficiency and adequacy of which are hereby acknowledged by the Parties, the undersigned hereby agree as follows:

     1. Recitals. The foregoing recitals are true, correct and complete and constitute the basis for this Agreement; they are incorporated by reference into this Agreement.

     2. Settlement Terms. GKIS agrees to issue, and Brewer & Pritchard agrees to accept thirty three thousand (33,000) shares of common stock (the "Shares), registered on Form S-8, as full and complete satisfaction of all outstanding fees due for legal or other services provided by Brewer & Pritchard to GKIS.

     3. Acknowledgement and Issuance of Shares. As set forth in SEC Release No. 33-7646, Brewer & Pritchard is aware that while GKIS may contract for consulting or advisory services with an entity that is not a natural person, the securities to be registered on Form S-8, must be issued to the a natural person or persons working for the such entity who provided bona fide services to GKIS. In this regard the 33,000 shares issued pursuant to this Agreement shall be issued to:

        Thomas C. Pritchard ..................     33,000 shares
        3 Riverway, Suite 1800
        Houston, Texas 77056

     4. Release By Brewer & Pritchard. Subject to and conditioned upon the issuance of the Shares by GKIS to the party(ies) named above, within 60 days of the date of this Agreement, in relief of the all outstanding fees due and owing to Brewer & Pritchard, Brewer & Pritchard hereby discharges and fully releases GKIS, its officers, directors, shareholders, agents, attorneys, partners, employees, assigns, and their predecessors and successors in interest, and relinquishes all rights, claims, and actions that Brewer & Pritchard now has or may hereafter have after the execution of this Agreement against GKIS related directly or indirectly to any and all disputes between the Parties and any amounts due and owing by GKIS or Gary F. Kimmons for legal or other services provided by Brewer & Pritchard.

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     5. Partial Invalidity. In the event that any one or more provision of this
Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any Court of competent jurisdiction, such provisions shall be construed as if it were written in such a way as to the greatest extent possible to be valid, legal and enforceable so as to effectuate to the greatest possible extent the Parties intent to release claims as set forth herein.


     6. Authority to Execute Agreement. Brewer & Pritchard and GKIS further represent that in executing this Agreement, the officer or representative of such Party whose name appears hereafter is fully authorized to enter this Agreement and this Agreement is binding on said corporation and all its officers, directors, shareholders, affiliates, successors, predecessors and assigns.


     7. Data Relied On. All Parties hereto acknowledge and represent that they have been apprised of all relevant information and data to their satisfaction. The Parties hereto further acknowledge and represent that in executing this Agreement they have not relied on any inducements, promises or representations made by the other Parties hereto or the other Parties' attorneys or any Party representing or serving the other Parties. It is understood, and the Parties further state, that each of them has carefully read this Agreement and know the contents hereof and have signed the Agreement as the authorized representative of the identified party.

     8. Amendments and Modifications. This Agreement can be amended, modified, or terminated only by a writing executed by all Parties or their respective successors.

     9. Advice of Counsel. All Parties hereto represent that they have had the opportunity to discuss the aspects of this Agreement with the counsel of their choice; and they have carefully read and fully understand all of the provisions of this Agreement and they are voluntarily entering into this Agreement.

     10. Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement between the Parties hereto respecting the release of any alleged claims arising out of or related to the released claim referenced above. This Agreement fully supersedes any and all prior contemporaneous understandings, whether written or oral, between the Parties pertaining to any of the alleged claims arising out of or related to the released claim referenced above.

     11. Interpretation. In the event any provision of this Agreement requires interpretation, it is agreed between the Parties hereto that the person interpreting or construing this Agreement shall not apply a presumption that the terms of this Agreement shall be more strictly construed against one Party by reason of the rule of construction that a document is to be construed more strictly against the Party who, by itself or through an agent, prepared the document. It is agreed that all Parties hereto have participated in the preparation of this Agreement.

     12. Controlling Law. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of the State of California. Language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the Parties.


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     13. Attorneys' Fees and Costs. In the event of any action at law or equity between or among the Parties hereto or if any of them is required to enforce any of the provisions of this Agreement, the unsuccessful Party of such action covenants and agrees to pay the prevailing Party all costs and expenses, including attorneys' fees and if such successful Party shall recover a judgment in any action or proceeding, such costs, expenses and attorneys' fees shall be included in and a part of such judgment.

     14. Cooperation. Each Party shall cooperate and use its best efforts to consummate the Agreement contemplated herein. Without limiting the foregoing, each of the Parties hereto shall use its or his or her good faith best efforts and take such action as may reasonably be requested by each other Party to consummate the Agreement contemplated herein. In addition, after the execution of this Agreement by the Parties hereto each Party shall cooperate and take such action and execute such other and further documents as may be reasonably requested by any other Party to carry out the terms and provisions and intent of this Agreement.

     15. Payment of Expenses. Each Party hereto shall each pay its own respective expenses incident to the preparation and carrying out of this Agreement, including but not limited to, attorneys fees and costs.

     16. Counterparts. This Agreement may be executed in any one or more counterparts, all of which taken together shall constitute one instrument.

     17. Facsimile Signatures. It is expressly agreed that the Parties may execute this Agreement via facsimile signature and such facsimile signature pages shall be treated as originals for all purposes.

     IN WITNESS HEREOF, the Parties hereto have executed this Agreement the date and year set forth opposite their respective names.

                                                GK Intelligent Systems, Inc.



Dated: 4/28/03                                  /S/ Gary F. Kimmons
                                                --------------------------------
                                                By: Gary Kimmons
                                                Its: President


                                                Brewer & Pritchard


Dated: April 28, 2003                           /S/ Thomas C. Pritchard
                                                --------------------------------
                                                By: Thomas C. Pritchard
                                                Its: V.P.

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